Exhibit 5
                                                                       ---------


                                                                  EXECUTION COPY

                        NOVATION AND AMENDMENT AGREEMENT
                        --------------------------------

         THIS NOVATION AND AMENDMENT AGREEMENT (the "Agreement") is executed on July 3, 2001 by and among:

RSL COMMUNICATIONS, LTD. (Provisional Liquidators appointed), a Bermuda corporation ("RSL");

DELTATHREE, INC., a Delaware corporation ("Deltathree");

CNET INVESTMENTS, INC., a Delaware corporation ("CNET"); and

ATAREY HASHARON CHEVRA LEPITUACH VEHASHKAOT BENADLAN (1991) LTD. ("Atarey").

                                   WITNESSETH
                                   ----------

         WHEREAS, RSL, Deltathree and CNET are parties to an Investor Rights Agreement dated October 20, 1999 (the "Investor Rights Agreement"), delineating, among other things, the manner in which Deltathree shall provide registration rights to CNET with respect to its Registrable Securities (as defined in the Investor Rights Agreement);

         WHEREAS, by an order of the Supreme Court of Bermuda, dated March 19, 2001, Randall Eisenberg of PricewaterhouseCoopers LLP and Peter Spratt and Peter Mitchell of PricewaterhouseCoopers of Clarendon House, 2 Church Street, Hamilton, Bermuda HM 11 (the "Provisional Liquidators") were appointed the provisional liquidators of RSL with the express power and authority to sell assets of RSL and to perform functions ancillary to any such sales of RSL assets, including the execution of this Agreement;

         WHEREAS, simultaneously with this Agreement, Atarey and CNET will execute a Share Purchase Agreement dated as of July 3, 2001, whereby Atarey will purchase an aggregate of 1,085,943 shares of Class A common stock of Deltathree from CNET (the "Transaction"); and

         WHEREAS, the parties wish for Atarey to succeed to all of the rights granted to CNET under the Investor Rights Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements hereinafter contained, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Pursuant to Section 5.6 of the Investor Rights Agreement, and not withstanding anything in such Agreement to the contrary, RSL, Deltathree and CNET hereby expressly consent to the amendment of Section 1.9 of the Investor Rights Agreement to provide that CNET may assign all the rights and obligations of CNET under the Investor Rights Agreement with the prior written consent of Deltathree.

2. Each of RSL and CNET hereby expressly consents to the novation and assignment of all of the rights and obligations of CNET under the Investor Rights Agreement to Atarey and Atarey hereby expressly accepts such novation and assignment.

3. Deltathree hereby expressly consents to the novation and assignment by CNET to Atarey of all of the rights and obligations of CNET under the Investor Rights Agreement and hereby expressly confirms that neither such novation nor the consummation of the Transaction shall result in the termination of or otherwise affect, except as expressly provided in this Agreement, the Investor Rights Agreement.

4. The rights and obligations of Deltathree under the Investor Rights Agreement shall not be affected in any way by this Agreement save that any rights against and any obligations to each of RSL and CNET shall from the date of the closing of the Transaction, become rights against and obligations to Atarey in accordance with clauses 2 and 3 above.

5. Pursuant to Section 5.6 of the Investor Rights Agreement, RSL, Deltathree and CNET hereby expressly consent to the amendment of the Investor Rights Agreement by deleting Sections 1.2(c)(i) and 1.10 thereof in their entirety and as otherwise provided in this Agreement. Such amendment shall be effective as of the closing of the Transaction.

6. RSL hereby acknowledges that pursuant to the Termination Agreement between RSL and Deltathree, dated June 28, 2001, the Investor Rights Agreement was terminated as between RSL and Deltathree.

7. RSL and CNET hereby agree that the Investor Rights Agreement will be terminated on the date of the closing of the Transaction and will no longer be in effect and shall henceforth be null and void as between RSL and CNET, and that neither RSL nor CNET has any rights against Atarey or Deltathree pursuant to or in connection with the Investor Rights Agreement.

8. This Agreement shall be governed by the laws of the State of New York applicable to contracts to be executed and performed entirely within the State of New York.

9. If any provisions of this Agreement are judicially declared invalid, illegal or unenforceable, the validity and enforceability of the remaining provisions of the Agreement shall not be affected thereby.

10. This Agreement may be executed in any number of counterparts by the different parties hereto on separate counterparts each of which when executed and delivered shall constitute an original and all such counterparts together shall constitute one and the same instrument.

11. No personal liability under or by virtue of this Agreement or under any document executed pursuant to this Agreement shall attach to the Provisional Liquidators or any of them individually, as acknowledged by the signature of the Deltathree below.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers and/or representatives thereunto duly authorized, as of the date first written above.

RSL COMMUNICATIONS LTD.


     By: /s/ Randall Eisenberg
         ---------------------------
         Name:  Randall Eisenberg
         Title: Joint Provisional Liquidator

DELTATHREE, INC.


     By: /s/ Shimmy Zimels
         ---------------------------
         Name:   Shimmy Zimels
         Title:  Chief Operating Officer

CNET INVESTMENTS, INC.

     By: /s/ Sharon Le Duy
         ---------------------------
         Name:  Sharon Le Duy
         Title: Secretary


ATAREY HASHARON CHEVRA LEPITUACH VEHASHKAOT BENADLAN (1991) LTD.


     By:/s/ Joseph Bartfeld
        --------------------------
        Name:  Joseph Bartfeld
        Title: Director


     By:/s/ Zirin Barreket
        --------------------------
        Name:  Zirin Barreket
        Title: Director